Exhibit 10.1

[Smurfit-Stone Container Corporation Letterhead]

May 11, 2006

Mr. Steven J. Klinger
5475 Red Bark Way
Atlanta, GA   30338

Dear Steve:

On behalf of our Board of Directors, I am pleased to offer you the position of President and Chief Operating Officer of Smurfit-Stone Container Corporation and its subsidiaries. In this role, you would be responsible for all of the company’s ongoing business operations. You would report directly to me and have your principal office in St. Louis, Missouri, and would serve on the company’s Executive Committee.

The terms of your employment would be set forth in an Employment Agreement, which would contain terms and conditions identical to those in place with the Company’s Chief Financial Officer. The Employment Agreement would have an “evergreen” term of two (2) years, and would also include customary protections in the event of a change of control of the company and customary restrictive covenants (non-competition and non-disclosure).

The Board of Directors has authorized me to convey its intention to provide you with the following compensation package:

•                  Base salary of $750,000 per year;

•                  Target award level of 100% of base salary under the company’s Management Incentive Plan, prorated and guaranteed for 2006 ($435,000);

•                  Within 30 days of your hire date, you would be awarded 300,000 stock options under the 2004 Long-Term Incentive Plan, with three-year corporate performance targets identical to the stock options granted to senior management in March 2006;

•                  One-time cash signing bonus of $750,000 plus an award of 75,000 restricted stock units under the 2004 Long-Term Incentive Plan, which would vest 100% on the third anniversary (or earlier in the event of a change of control of the company), but which could be deferred at your option, to replace your forfeited retention bonuses from your current employer;

•                  Within 30 days of your hire date, you would be granted 150,000 stock options and 52,500 restricted stock units under the 2004 Long-Term Incentive Plan, which vest 100% on the third anniversary, with a guaranteed  2007 target  LTIP award of 75% of the award granted to me and anticipated future LTIP awards at 75% of the award granted to me;

Mr. Steven J. Klinger

•                  Participation in all insurance and qualified retirement plans made available to senior management from time to time, which as you know are always subject to change.

•                  Financial and tax planning services equal to those provided to me;

•                  Company-paid membership in one country club of your choosing in the St. Louis area; and

•                  Payment of all expenses in connection with your relocation to the St. Louis area, in accordance with our customary policies and procedures.

We would provide a company-paid apartment in the St. Louis area for up to two years, after which time we would expect you to relocate to the St. Louis area. We are willing to review this issue again at the conclusion of the initial two-year period based on the circumstances at that time.

As a further inducement for you to join Smurfit-Stone, the company would provide you with a supplemental non-qualified pension arrangement equivalent to that set forth in the Officer Retirement Agreement, dated April 25, 2002 between you and Georgia-Pacific Corporation. As is customary in these arrangements, your overall pension benefit from Smurfit-Stone would be offset by retirement benefits received from Georgia-Pacific. We will need to have further discussions to tailor this benefit to your personal financial situation.

The Company will be required to promptly disclose your hiring, but will afford you the opportunity to review and approve the press release announcing your hiring in advance, except where, in our reasonable opinion, immediate disclosure is required by law.

The additional terms and conditions of your employment will be set forth in your Employment Agreement and the other documents setting forth the benefits described above, and this letter will supplement your Employment Agreement. Your employment would, of course, be subject to the normal pre-employment conditions (i.e. background check, physical examination, drug test). In order for us to begin drafting the necessary documentation and processing your employment, I invite you to sign the extra copy of this letter and return it to me at your earliest convenience.

Sincerely yours,

Smurfit-Stone Container Corporation

	By:	/s/ Patrick J. Moore
Patrick J. Moore
Chairman, President and
Chief Executive Officer

ACCEPTED AND AGREED
THIS 11TH DAY OF MAY, 2006

/s/ Steven J. Klinger
Steven J. Klinger